Exhibit 5

                               FIRST AMENDMENT TO
                        SETTLEMENT AGREEMENT AND RELEASE


           This First Amendment to Settlement Agreement and Release (this "Amendment") is made and entered into as of the 8th day of October, 1996, by and between The Krupp Corporation ("Krupp"), a Massachusetts corporation with a principal place of business at 470 Atlantic Avenue, Boston, Massachusetts 02210, and Liquidity Financial Group, L.P. ("Liquidity") individually and on behalf of certain Affiliates as defined in the Agreement (as hereinafter defined), a California limited partnership with a principal place of business at 2200 Powell Street, Suite 700, Emeryville, California 94608.

                                   WITNESSETH:

           WHEREAS, the parties entered into a Settlement Agreement and Release dated the 27th day of June, 1996 (the "Agreement") and desire to the amend the Agreement, to eliminate a possible ambiguity, as hereinafter set forth.

           NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

         1. Section 4(d), of the Agreement shall be and hereby is amended by adding, at the end of said section following the semi-colon, the following clause:

           provided, however, that Liquidity and Liquidity Affiliates shall not be deemed to be acting in a "group" in violation of this Section 4(d) solely by virtue of their voting their interests in compliance with
           Section 4(a) of this Agreement;

         2. Except as expressly set forth above, the Agreement shall remain in full force and effect without amendment or modification.

           IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first above written.


LIQUIDITY FINANCIAL GROUP, L.P.                     THE KRUPP CORPORATION
By:        Liquidity Financial
           Corporation, its general partner


           By: /s/ Brent Donaldson                  By: /s/ Laurence Gerber
               -------------------                      -------------------
              Brent Donaldson                         Laurence Gerber
              President                               President